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                                                                    Exhibit 99.1


          CONNECTINC.COM ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK

     MOUNTAIN VIEW, CALIF., JANUARY 20, 1999 -- ConnectInc.com (Nasdaq: CNKT) announced today that it has entered into an agreement to make a private placement of 1,538,462 shares of common stock at $2.60 per share, resulting in gross proceeds to the Company of approximately $4.0 million. The per share price of $2.60 was based on the average closing price of the ConnectInc.com's common stock as reported on the Nasdaq Stock Market for the thirty trading days immediately preceding the signing of the common stock purchase agreement on Friday, January 15, 1999, less a 20% discount to account for several factors, including the lack of liquidity associated with the "restricted" nature of the shares; the uncertainty as to when the registration statement relating to the shares being purchased will be filed and declared effective; the volatility of the Company's common stock over the last 45 days; the trading of the ConnectInc.com's common stock for a substantial period of time at substantially below the closing price on January 14, 1999; and the Company's desire to consummate the private placement promptly in order to achieve compliance with the listing requirements of the Nasdaq Stock Market. Under the terms of the purchase agreement, the Company will seek to effect the registration of shares purchased with the Securities and Exchange Commission by June 30, 1999. The closing of the private placement is scheduled to occur within the next few days, subject to customary closing conditions.

     ABOUT CONNECTINC.COM

     ConnectInc.com provides integration solutions to enable Internet-based electronic commerce and build the "Connected Corporation" from any link in the emerging network supply chain. ConnectInc.com's Web time-driven professional services enable Connected Corporations to build open, multi-vendor e-business solutions that allow them to compete effectively in the digital economy using best-of-breed technologies. For more information, telephone 800-262-2638 or access the ConnectInc.com's World Wide Web site at http://www.ConnectInc.com.

     Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ConnectInc.com, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the requirement for all closing conditions to occur; the uncertainty and potential delay as to when the registration statement relating to the shares being purchased will be filed and declared effective; the Company's continued compliance with the listing requirements of the Nasdaq Stock Market; potential dilution to stockholders; possible volatility of stock price; government regulation and legal uncertainties; and other factors referenced in ConnectInc.com's annual report on Form 10K and quarterly reports on Form 10Q as filed with the Securities and Exchange Commission.

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     On January 14, 1999, the Company's Board of Directors approved a proposal to conduct business under the name of "ConnectInc.com." The Company's stockholders will consider a proposal to officially change the Company's name from "Connect, Inc." to "ConnectInc.com" at the Company's upcoming annual meeting, which is currently scheduled to be held in mid-1999.

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